EXHIBIT 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS



Effective May 1, 2003, the investment practices of the Pacific Select Fund were changed as follows:


The Capital Opportunities Portfolio's investment practices were changed to:

* Permit the Portfolio to invest in reverse repurchase agreements; reset options; yield curve options; and swaps and related derivative instruments. (77Q1(b) Resolution 1)


The Global Growth Portfolio's investment practices were changed to:

* Permit the Portfolio to invest in Brady bonds; reverse repurchase agreements; reset options; yield curve options; and swaps and related derivative instruments. (77Q1(b) Resolution 2)


The Comstock Portfolio's investment practices were changed to:

* limit the Portfolio's investments in foreign securities (including emerging markets) to 25% of its asset. (77Q1(b) Resolution 3)


* Remove the limitation of 10% of the market value of its total assets in warrants. (77Q1(b) Resolution 4)


The Mid-Cap Growth Portfolio's investment practices were changed to:

* Permit the Portfolio to invest up to 25% of its total assets in foreign securities (including emerging markets). (77Q1(b) Resolution 5)

* Remove the limitation of 10% of the market value of its total assets in warrants. (77Q1(b) Resolution 6)